                                                                    EXHIBIT 99.1

NEWS RELEASE                        TRW Inc.                              [LOGO]
                                    1900 Richmond Road
                                    Cleveland, OH 44124

--------------------------------------------------------------------------------

                                                          Contact

    FOR IMMEDIATE RELEASE
                                                          Jay McCaffrey
                                                          216-291-7179

    TRW COMPLETES SALE OF ITS INFORMATION SERVICES BUSINESS;
    PROCEEDS TO SPUR FURTHER GROWTH

    CLEVELAND, September 19, 1996 - TRW Inc. today announced that it has completed the sale of its information services business to an investor group lead by Bain Capital, Inc. and the Thomas H. Lee Company in a transaction valued at over $1 billion.

    At the closing, TRW received cash of $1.010 billion and stock in the company, to be named Experian Corporation, representing a continuing interest of about 16 percent.

    As previously announced, the proceeds will be used to fund investment opportunities in the automotive and space and defense industries and purchases under the company's ongoing share buyback program.

    "The sale of information services allows the company to sharpen the focus on its core automotive and space and defense businesses," said Joseph T. Gorman, chairman and chief executive officer. "The prospects for growth in both of these markets are excellent.

    "By unlocking the value of information services, we have increased shareholder value significantly. Since we first announced the sale, the improvement in TRW's market value confirms the market's confidence in our plans for the proceeds."

    In addition, TRW is expected to take certain charges and restructuring actions in its automotive and space and defense businesses which would offset the gain realized by the unit's sale. The actions under consideration are designed to enhance the company's competitive position in key global markets, provide resources for growth, and increase shareholder value.

    TRW provides advanced technology products and services for automotive and space and defense markets worldwide. The company's 1995 sales were approximately $10 billion.

                                         ####